Exhibit 4.1

NITCHES, INC.
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
SERIES A PREFERRED STOCK

     Pursuant to the provisions of Section 401 of the General Corporation Law of the State of California, the undersigned officers of Nitches, Inc. hereinafter (the "Corporation") do hereby certify as follows:

     1. The name of the Corporation is Nitches, Inc.

     2. The following is a copy of the resolutions adopted by the Board of Directors of the Corporation pursuant to the authority conferred on the Board of Directors of the Corporation (the "Board") by the Articles of Incorporation of the Corporation and in accordance with Section 202 of the California Corporations Code, the Board adopted the following resolution establishing a series of eight thousand eight hundred twenty (8,820) shares of preferred stock of the Corporation designated as "Series A Preferred Stock." None of the shares of the class or series has been issued.

     RESOLVED, that pursuant to the authority conferred on the Board by the Articles of Incorporation, a series of Preferred Stock of the Corporation is hereby established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

Series A Preferred Stock

     Section 1. Designation and Amount.

     There shall be a series of Preferred Stock designated as "Series A Preferred Stock" and the number of shares constituting such series shall be eight thousand eight hundred twenty (8,820). Such series is referred to herein as the "Series A Preferred Stock" and shall have $100.00 par value per share.

     Section 2. Liquidation Rights.

     In the event of any liquidation, dissolution, winding up or "Change of Control" (meaning, for these purposes, any sale, exchange, conveyance or other disposition of all or substantially all of the assets of the Corporation or of the outstanding capital stock of the Corporation, or a reorganization or recapitalization, in a transaction or series of transactions in which more than 50% of the voting power of the Corporation is acquired by persons that are not then stockholders of the Corporation or affiliates of such stockholders of the Corporation, whether voluntary or involuntary) (each a "Liquidation Event"), each holder of a share of Series A Preferred Stock, after provision for the Corporation's debts and other liabilities, will be entitled to receive the amount of $100.00 per share, plus any declared and unpaid dividends thereon (collectively, the "Liquidation Amount"), prior to any distributions being made in respect of any common stock and any shares of any other series or class of preferred stock of the Corporation, whether presently outstanding or hereafter issued, except for a class of preferred stock which, by its terms, is stated to be senior to or pari passu with the Series A Preferred Stock as to ranking and liquidation preference. A merger, reorganization or other transaction will be treated as a Liquidation Event if such results in a Change of Control, unless the holders of Series A Preferred Stock determine that such transaction shall not be deemed a Liquidation Event.

     Section 3. Ranking.

     All shares of Series A Preferred Stock shall rank as to payment of Liquidation Amount, upon the occurrence of a Liquidation Event, senior to the common stock and any shares of any other series or class of preferred stock of the Corporation, whether presently outstanding or hereafter issued, except for a class of preferred stock which, by its terms, is stated to be senior to or pari passu with the Series A Preferred Stock as to ranking and liquidation preference. If upon any Liquidation Event, whether voluntary or involuntary, the assets to be distributed to the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such shareholders of the full Liquidation Amount, then all of the assets of the Corporation to be distributed shall be so distributed ratably to the holders of the Series A Preferred Stock on the basis of the respective Liquidation Amounts of the outstanding shares of Series A Preferred Stock held by such holders.

     Section 4. Redemption.

          (a) Optional Redemption. The Corporation shall have the right, but not the obligation, to purchase, call, redeem or otherwise acquire for value any or all of the shares of Series A Preferred Stock at any time upon payment of an amount per share equal to the Liquidation Amount to and including the date on which the Series A Preferred Stock are to be redeemed. Any partial redemption shall be made on a pro rate basis. Such right shall be exercised by providing written notice to any such remaining holders, specifying the number of shares of Series A Preferred Stock to be redeemed and the date on which such redemption shall occur, which date shall not be less than forty-five (45) days following the date the Corporation delivers such notice of exercise. Upon surrender of each affected holder's shares of Series A Preferred Stock, duly endorsed, together with such other instruments as the Corporation may reasonably require to insure that such shares of Series A Preferred Stock are duly and validly transferred to the Corporation, free of all Liens, the Corporation shall pay to each surrendering holder an amount in cash or other immediately available funds equal to the Liquidation Amount multiplied by the number of shares of Series A Preferred Stock that have been surrendered for redemption for such holder. For these purposes, "Lien" means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

          (b) Available Funds. If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on the Payment Date are insufficient to redeem all of the shares of Series A Preferred Stock on such date, or, if the Corporation, for any reason whatsoever, refuses to redeem all of the shares of Series A Preferred Stock those funds that are legally available for redemption will be used to redeem the maximum possible number of shares of Series A Preferred Stock ratably among the holders thereof on the basis of the aggregate

Liquidation Amount of the shares of Series A Preferred Stock held by each such holder as compared to the aggregate Liquidation Amount of all then-outstanding shares of Series A Preferred Stock. Shares of Series A Preferred Stock not so redeemed shall continue to be outstanding. At the earliest time thereafter as additional funds of the Corporation are legally available for redemption of shares of Series A Preferred Stock in the manner provided above, such funds will be immediately used to redeem the balance of the Series A Preferred Stock in accordance with the preceding sentence.

     Section 5. Voting Rights.

     Except as otherwise provided by law, Series A Preferred Stock shall not be entitled to voting rights and shall not be entitled to vote on matters submitted to a vote of the Corporation's shareholders. Notwithstanding the foregoing, any amendment to the Certificate of Incorporation of the Corporation that adversely affects the ranking, dividend rights, liquidation preference, redemption or voting rights, or Board rights with respect to the Series A Preferred Stock, or would alter or change any other powers, preferences or special rights of the Series A Preferred Stock, shall require the approval of the holders of a majority of the outstanding Series A Preferred Stock.

     Section 6. Status of Acquired Shares.

     Shares of Series A Preferred Stock received upon redemption, purchase or otherwise acquired by the Corporation will be retired and cancelled restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class or series, and may thereafter be issued, but not as shares of Series A Preferred Stock.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct and of our own knowledge. Executed at San Diego, California on January 9, 2006.

By:	/s/ Steven P. Wyandt
Steven P. Wyandt, Chairman

By:	/s/ Paul M. Wyandt
Paul M. Wyandt, Secretary